EXHIBIT 99.2

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc.,

800-353-1075, ext. 111

Corrected SuperGen first-quarter financial results

Product revenue increased 62 percent

DUBLIN, Calif., May 14, 2003 — SuperGen Inc. (NASDAQ: SUPG) today reported a correction to the non-cash charges previously reported May 13, 2003 related to the convertible debenture financing that was completed in February 2003. The non-cash charge of $2,719,000 has been reduced to $383,000. This change was made as a result of recording the derivative valuation on the original date of the financial transaction and reporting only the change in the fair value of the derivative in the statement of operations for the first quarter ended March 31, 2003. Loss from operations for the quarter is unchanged.

The corrected financial results for the first quarter ended March 31, 2003:

Net sales revenue for the 2003 first quarter increased 62 percent to $2,176,000, compared with $1,344,000 for the same period last year. Total revenue for the 2003 first quarter was $2,176,000, compared to $1,594,000 for the same period in 2002. The loss from operations for the 2003 first quarter was $11,226,000, a decrease of 14 percent, compared to $12,805,000 for the same period last year. The net loss for the 2003 first quarter was $11,666,000, or $0.35 per share, compared with a net loss of $12,081,000, or $0.37 per share, for the same period last year.  The net loss for the 2003 first quarter included non-cash charges of $383,000 related to our recent convertible debt financing.

In the first quarter of 2003, the company raised $21,250,000 in a convertible debt financing transaction with several private investors. As of March 31, 2003, the company had $47.2 million in cash and cash equivalents, marketable securities, investments in stock of related parties, and restricted cash and investments.

“Our first-quarter financial results reflect increased productivity,” said Edward Jacobs, Chief Financial Officer and Chief Business Officer of SuperGen. “While the first quarter is historically a slow period for sales of Nipent®, we did note a significant increase compared to last year’s first quarter. Looking ahead, we anticipate continued strong growth in sales of Nipent, as well as a reduction in expenses across the board.”

“I am pleased that the momentum generated at the end of last year carried over into the 2003 first quarter,” said Dr. Joseph Rubinfeld, Chairman and Chief Executive Officer of SuperGen. “By the end of March, we had submitted two of three sections comprising our Orathecin™ (rubitecan) New Drug Application to the FDA. We also completed patient accrual in our Phase III study of Dacogen™ (decitabine) as an investigational treatment for myelodysplastic syndrome and closed a financing that brought in more than $21 million to the company.

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“We are now turning our attention to finalizing and presenting the results of our Phase III Orathecin studies in pancreatic cancer on May 30th at the Annual Meeting of the American Society of Clinical Oncology,” continued Dr. Rubinfeld. Orathecin (rubitecan) is an investigational drug and not approved for any indications at this time.

Highlights in the 2003 first quarter include:

•                  Data from a long-term follow up of a Phase I study of Dacogen (decitabine), as part of a combination preparative regimen given to leukemia patients prior to stem cell transplants, was published in a recent issue of the journal Cancer (vol. 97, no. 5, pp. 1242-1247). Dacogen is an investigational drug and is not approved for any indications at this time. Subsequent to the first quarter, Dacogen was issued “fast track” status for the treatment of myelodysplastic syndrome on May 12, 2003 in the United States.

•                  SuperGen completed a private placement of $21.25 million of senior exchangeable convertible notes and related warrants to a select group of institutional investors. Rodman & Renshaw Inc. acted as an exclusive placement agent for SuperGen.

•                  Data from a Phase II study, published in the April 1st issue of the Journal of Clinical Oncology (vol. 21, no. 7, pp. 1278-1284), which was available in March, suggest that Nipent, in combination with cyclophosphamide, is an active regimen for the treatment of previously treated patients with chronic lymphocytic leukemia (CLL). Nipent is currently approved as a single-agent treatment for patients with hairy cell leukemia. Nipent is not approved as a combination therapy or as a treatment for chronic lymphocytic leukemia.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. This press release contains forward-looking statements, including statements regarding expectations regarding increased productivity, increasing demand for Nipent and related revenues, reduced expenses, the anticipated completion of the analysis of the Orathecin clinical data, and the anticipated completion of the regulatory submission of Orathecin for regulatory review. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to conducting clinical trials, obtaining regulatory approval of products and marketing and sales of our product. For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis of Orathecin data may take longer than currently anticipated due to its size and complexity, the data may not support an FDA filing and delays in the filing and approval process and the risk that the drug may not be approved, and our operating expenses may increase. For other factors that may impact the Company’s performance, please see the risk factors detailed in our most recent Registration Statement on Form S-3 (No. 333-104255), which was declared effective as of May 7, 2003). We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Consolidated statements of operations to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2002
Revenues:
Net sales revenue	$2,176	$1,344
Other revenue	—	250
Total revenue	2,176	1,594

Operating expenses:
Cost of sales	754	728
Research and development	6,733	7,182
Selling, general, and administrative	5,915	6,489
Total operating expenses	13,402	14,399

Loss from operations	(11,226)	(12,805)

Interest income	129	724
Interest expense	(186)	—
Non-cash amortization of deemed discount on convertible debt	(216)	—
Change in valuation of derivative liability	(167)	—

Net loss	$(11,666)	$(12,081)

Basic and diluted net loss per share	$(0.35)	$(0.37)

Weighted average shares used in basic and diluted net loss per share calculation	32,875	32,785

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Cash, cash equivalents, marketable securities, investments and restricted cash	$47,207	$39,982

Total assets	$64,013	$57,333

Total stockholders’ equity	$37,376	$48,002